Exhibit 99.2

Revolution Lighting Receives Notification of Deficiency from Nasdaq Related to Delayed Quarterly Report on Form 10-Q

STAMFORD, Conn., Nov. 19, 2018 (GLOBE NEWSWIRE) — Revolution Lighting Technologies, Inc. (NASDAQ: RVLT) (“Revolution Lighting” or the “Company”), a global provider of advanced LED lighting solutions, announced today that on November 15, 2018, the Company received a notification from the Nasdaq Stock Market stating that, as a result of not having timely filed its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2018, the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of periodic financial reports with the Securities and Exchange Commission.

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Stock Market. Under Nasdaq’s listing rules, the Company has 60 calendar days from the date of the letter to submit a plan to regain compliance. If the plan is accepted by Nasdaq, the Company can be granted an exception of up to 180 calendar days from the original due date of the Form 10-Q, or until May 8, 2019, to regain compliance. The Company expects to submit a plan to regain compliance or file its Form 10-Q within the timeline prescribed by Nasdaq.

About Revolution Lighting Technologies Inc.

Revolution Lighting Technologies, Inc. is a leader in the design, manufacture, marketing, and sale of LED lighting solutions focusing on the industrial, commercial and government markets in the United States, Canada, and internationally. Through advanced LED technologies, Revolution Lighting has created an innovative lighting company that offers a comprehensive advanced product platform of high-quality interior and exterior LED lamps and fixtures, including signage and control systems. Revolution Lighting is uniquely positioned to act as an expert partner, offering full service lighting solutions through our operating divisions including Energy Source, Multi-Family and Tri-State LED to transform lighting into a source of superior energy savings, quality light and well-being. Revolution Lighting Technologies markets and distributes its products through a network of regional and national independent sales representatives and distributors, as well as through energy savings companies and national accounts. Revolution Lighting Technologies trades on the NASDAQ under the ticker RVLT. For more information, please visit rvlti.com and connect with the Company on Twitter, LinkedIn and Facebook.

Forward-looking statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. The words “estimates”, “expects,” “believes” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding when the Company will submit its plan to Nasdaq, when the Company will file its Quarterly Report and whether the Company will regain compliance with Nasdaq’s continued listing requirements, involve risks and uncertainties that may cause actual results to differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the risk that Nasdaq will not approve the Company’s plan to regain compliance with the Listing Rule, and the other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect the views of the Company’s management as of the date hereof. The Company does not undertake to revise these statements to reflect subsequent developments.

RVLT Investor Relations Contact:

Amato and Partners, LLC

Investor Relations Counsel

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